Exhibit 99.1




                      [CHARLES & COLVARD LOGO APPEARS HERE]


For Immediate Release            Press Contact: Rick French, Richard French
                                 & Associates:  919-832-6300
                                 Investor contact:  Bob Thomas, President &
                                 CEO, Charles & Colvard, Ltd.:  919-468-0399

                           Charles & Colvard Announces
                                Management Change


MORRISVILLE, N.C., February 9, 2001 -- Charles & Colvard, Ltd. (Nasdaq: CTHR) today announced the resignation of Mark W. Hahn as chief financial officer, secretary and treasurer. Mr. Hahn will continue to serve through February 28, 2001 and has agreed to consult with Charles & Colvard on a part-time basis as requested by the company thereafter. Mr. Hahn has accepted a position at a privately held company.

Mr. Robert S. Thomas, president, CEO and a member of the Board of Directors, said, "Charles & Colvard has begun its search for a new chief financial officer and intends to retain an executive prior to Mark's departure to provide financial and accounting services. Mark will be available to assist the company in the consummation of its rights offering begun in January and in meeting its other financing and accounting requirements. I have enjoyed working with him and wish Mark the best in his new endeavors."

Dr. Frederick A. Russ, Chairman of the Board, said, "Charles & Colvard appreciates Mark's dedicated service and his willingness to continue to assist the company during its search for a new CFO and the subsequent transition."

As previously announced, the company has commenced an offering of its common stock pursuant to nontransferable subscription rights. Shareholders who owned shares of Charles & Colvard common stock on January 12, 2001, the record date, received a basic subscription right to purchase one additional share of common stock in the company at $1.00 per share for each share owned as of the record date. The rights are exercisable until 5:00 p.m., Eastern Standard Time, on February 14, 2001, the expiration date, unless extended. Under the terms of the rights offering, shareholders have an over-subscription privilege to subscribe for shares not subscribed for pursuant to the basic subscription rights. At the commencement of the offering, directors, officers and other shareholders, including Mr. Hahn, committed to purchase up to an aggregate of approximately
3.4 million shares which would provide the company with a minimum subscription amount and gross proceeds of approximately $3.4 million pursuant to the offering. To effect this commitment, these persons have individually agreed to exercise all or part of their basic subscription privileges and subscribe for additional shares pursuant to the corresponding over-subscription privilege.

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Charles & Colvard
February 9, 2001
Page 2 of 2


This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that State.


Charles & Colvard, based in the Research Triangle Park area of North Carolina, became a public company in 1997. For more information, please access www.moissanite.com.

This press release contains forward-looking statements that relate to the company's future plans and objectives. These statements are subject to numerous risks and uncertainties, including without limitation the limited operating history upon which the company and its prospects can be evaluated, the need for further development of the company's products, the company's reliance on Cree, Inc. as a developer and supplier of silicon carbide crystals, the small size of the current market for the company's products and uncertainty of market acceptance and demand for such products in the future. These and other risks and uncertainties, which are detailed in the company's filings with the SEC including Forms 10-K and 10-Q, could cause actual results and developments to be materially different from those expressed or implied by any of the forward-looking statements included in this press release.


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